Exhibit 10.15

FIRST AMENDMENT TO OFFICE LEASE

Circle Partnership, a limited partnership ("Landlord") and Targeted Medical Pharma, Inc. ("Tenant") hereby agree to amend the Office Lease dated February 4, 2009 (the "Lease") as follows. This First Amendment shall be effective on the date Tenant executes this First Amendment.

1.	Term.

Paragraph 2 of the Lease entitled "Term" shall be amended to provide that the term of the Lease shall be extended to February 28, 2015.

2.	Rent.

Commencing on March 1, 2012, the monthly rent for the Demised Premises shall be $2.75 per square foot, which for the Demised Premises of 4794 square feet results in a monthly rent of $13,183.50, subject to adjustments for the cost of living as provided in the Lease, and further adjustment in the event Tenant exercises the Option to Extend. In addition, the base monthly rent for the storage space of 500 square feet as provided in paragraph 65 of the Lease shall be increased to $700 per month, and thereafter shall also be subject to the annual adjustment for the cost of living.

3.	Bathroom.

Tenant shall, at its sole cost and expense, replace the bathroom it has removed from the first floor, which replacement bathroom shall conform to all existing laws, regulations, and codes, and shall be comparable in design and amenities to the bathroom that was removed by Tenant. Tenant shall commence such work within thirty (30) days after its execution of this Amendment and shall complete such work within one hundred twenty (120) days thereafter.

4.	Electrical Sub-Meter.

Landlord reserves the right to sub-meter the Demised Premises for electrical usage which will then be billed directly to Tenant and thereafter electrical costs shall no longer be included in the calculation of common area charges to be paid by Tenant.

5.	Right Of First Refusal.

(a) Landlord hereby grants to Tenant a one-time right of first refusal, to be exercised in accordance with the following terms and conditions, to lease all or some portion of space in the building that is contiguous to the Demised Premises (the "ROFR Space") in the event of receipt by Landlord of the first written offer from a prospective new tenant to lease all or any portion of the ROFR Space that Landlord is ready and willing to accept (an "Offer"). In the event Landlord receives an Offer, Landlord shall give Tenant written notice of the receipt of such Offer (the "Offer Notice"), including a copy of the Offer, and the date on which the letting of the ROFR Space (or such portion thereof as is specified in the Offer) is to commence pursuant to the terms of the Offer (the "Expansion Space Occupancy Date"). Tenant shall thereupon have a right (the "Refusal Right") to Lease all, but not less than all, of the ROFR Space identified in such Offer Notice (the "Expansion Space"), commencing no later than the Expansion Space Occupancy Date on the same terms and condition as specified in the Offer, including any personal guarantees. The Refusal Right is granted upon the following terms and conditions. Time is expressly made "of the essence" with respect to any dates by which any action must be taken by Tenant.

(i)     Tenant shall give Landlord written notice of its election to exercise the Refusal Right, within five (5) business days after Landlord delivers to Tenant the Offer Notice.

(ii)     The Refusal Right shall be terminated and declared void in the event Tenant is in default under this Lease (without regard to any cure or reinstatement rights which Tenant may have) either on the date Tenant gives exercises such Refusal Right, or unless waived in writing by Landlord, on the Expansion Space Occupancy Date.

(iii)     In the event Tenant timely exercises the Refusal Right, Tenant and Landlord shall promptly execute and deliver a new amendment adding the Expansion Space to the Premises on substantially the same terms and conditions as are contained in this Lease (the "Expansion Space Amendment"), except that (1) the Expansion Space Amendment shall not contain the Refusal Right or any similar right of first refusal or expansion right, and such rights shall not apply to the Expansion Space; and (2) the Term as it applies to the Expansion Space shall be no less than the greater of (A) the remaining term of this Lease, or (B) the proposed term of lease specified in the Offer; and (3) the terms and conditions set forth in the Offer with respect to rent, CAM charges, triple net charges and all other financial obligations of the Tenant shall be as set forth in the Offer Notice (the "Expansion Rent"). Tenant shall not be entitled to any tenant improvement/build out allowances that may be included in the Offer, nor for any remuneration or credit in lieu of such allowances.

(iv)     In the event that Tenant does not timely or properly exercise the Refusal Right, the Refusal Right shall be terminated, void and of no further force or effect, and Tenant shall have no rights with respect to the Expansion Space. Landlord may, at any time following the expiration of the five (5) business day period described above, lease all or any portion of the Expansion Space to any third party tenant on such economic terms and conditions as Landlord shall deem appropriate in its sole discretion. Tenant shall have no rights or interests in any offers to lease the Expansion Space that Landlord receives after the initial Offer.

(v)     Monthly installments of Expansion Rent shall commence as of such Expansion Space Occupancy Date (prorated for the initial and final months, if necessary). Tenant's Proportionate Share for the Expansion Space under the Expansion Space Amendment shall be determined by dividing the number of rentable square feet in the Expansion Space by the total number of rentable square feet in the Building, and Expansion Rent payments with respect to the Expansion Space shall also commence on the Expansion Space Occupancy Date (prorated for the initial and final months, if necessary).

(vi)     If not earlier terminated pursuant to the foregoing terms, this Refusal Right shall terminate and be of no further force or effect as of the Expiration Date of this Lease. Tenant hereby acknowledges and agrees that Landlord shall have no obligation to accept any third party offer to Lease all or any portion of the Building, regardless of whether Landlord has received a Offer.

(vii)     The Refusal Right granted pursuant to this Section is personal to Tenant. If Tenant subleases more than 50% of the Demised Premises, or assigns or otherwise transfers any interest under the Lease to any other person or entity prior to the exercise of this Refusal Right (whether with or without Landlord's consent), this Refusal Right shall lapse and terminate and be of no further force or effect. If Tenant subleases any portion of the Demised Premises or assigns or otherwise transfers any interest of Tenant under the Lease to any entity or person (whether with or without Landlord's consent), after the exercise of this Refusal Right but prior to the Expansion Space Occupancy Date, such exercise shall be deemed ineffective and this Refusal Right shall terminate and be of no further force or effect

6.	Option To Extend Term Of Lease.

(a) Provided that Tenant has not breached or defaulted under any of the terms of the Lease, Tenant may, subject to the conditions set forth in the Lease and this Amendment, at its option (the "Option to Extend"), renew the term of the Lease (including any Expansion Space) for one (1) additional five (5) year renewal period (the "Renewal Term") which shall commence immediately following the expiration of the initial Term of the Lease, as extended (the "Initial Term"), provided, however, that such renewal option must be exercised only by written notice given by Tenant, and received by Landlord, not more than twelve (12) months nor less than six (6) months prior to the termination of the Initial Term. Strict compliance with the terms of exercise of this option is required, and there shall be no implied or inferred exercises, regardless of the conduct or actions of Tenant or Landlord. Any renewal pursuant to the provisions of this paragraph shall be on the terms and conditions contained in the Lease, as hereafter modified. In addition, in the event that the Tenant has timely and properly exercised the Refusal Right, so that Expansion Space is included in the Demised Premises pursuant to the Lease, the term of the Lease for the Expansion Space shall be automatically conformed to the Renewal Term, so that all space then being rented by Tenant will be part of one and the same Lease with the same expiration date.

(b) The monthly Fixed Minimum Rent for the first year of the Renewal Term shall be adjusted, upward only, to the fair market rental value of the Demised Premises as of the commencement of the Renewal Term, provided, however, that the new monthly Fixed Minimum Rent shall be no less than one hundred three percent (103%) of the monthly Fixed Minimum Rent then in effect, and the monthly Fixed Minimum Rent during the Renewal Term shall be adjusted annually thereafter in accordance with Paragraph 8 of the Lease.

(c) Upon Tenant's timely and proper exercise of the Option to Extend, Landlord and Tenant shall negotiate in good faith to reach agreement as to the fair market rental value of the Demised Premises. If, after good faith negotiations, the parties are unable to reach agreement within thirty (30) days after the date Tenant exercised the option, either party (in its discretion) may elect to proceed to arbitration, by delivering written notice to the other party, as follows:

(i)     Within fifteen (15) days of such election, each party shall select a disinterested real estate broker who shall be actively engaged and shall have been actively engaged in commercial leasing of properties comparable to the Demised Premises for a period of not less than five (5) years. Within ten (10) days of the selection of both brokers, the two brokers shall then select a third broker with the same qualifications; provided, however, that if either Landlord or Tenant shall not have appointed a broker as aforesaid and shall have still failed to appoint such broker within five (5) days after written notice from the other party of such failure, that party shall have waived its right to appoint a broker.

(ii)     Each of the three brokers (or the sole broker if one party has waived its right to appoint a broker) shall make their own independent determination of the fair market rental value of the Demised Premises, taking into account comparable space in the immediate vicinity of the Demised Premises. The fair market rental value of the Demised Premises shall be an amount equal to the sum of the highest value, the lowest value, and two times the middle value, divided by four (or the sole broker's determination if one party has waived its right to appoint a broker). The determination of the fair market rental value shall at all times be subject to the monthly Fixed Minimum Rent increase set forth in Section 5(b) above Each party shall be responsible for fees of the broker they select, and the fees of the third broker shall be shared equally. Within ten (10) days of the final determination of the fair market rental value of the Demised Premises, Tenant shall pay to Landlord any additional accrued amounts of the rental adjustments.

(iii)     At any time prior to the determination by the broker(s), the parties may, by mutual agreement in writing, revoke the authority of the broker(s) if they have otherwise reached agreement on the fair market rental value. The determination of the brokers (or the sole broker if one party has waived its right to appoint a broker) shall be final and binding on the parties.

7.	Security Deposit.

On March 1, 2012, Tenant shall deposit with Landlord the sum of Four Thousand Eight Hundred Eighty-Two Dollars ($4,882) as additional Security Deposit pursuant to paragraph 5 of the Lease. The total Security Deposit made by Tenant will then be Twenty Thousand Dollars ($20,000). Upon any increase in the monthly rent for any reason (including any cost-of-living adjustments or the addition of any Expansion Space) Tenant shall promptly deposit with Landlord additional funds so that the total Security Deposit is increased proportionately to the increase in monthly rent.

8.	Miscellaneous.

All other terms and conditions of the Lease shall remain in full force and effect.

[signatures on following page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Lease at Los Angeles, California.

Dated: November 14, 2011
CIRCLE PARTNERSHIP, a limited partnership

By:/s/ Sheila Goldman
SHEILA GOLDMAN, General Partner

Dated: November 14, 2011
TARGETED MEDICAL PHARMA, INC.

By: William E. Shell
Its: CEO

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